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                                                                  EXHIBIT 5



                                October 28, 1998



Deltek Systems, Inc.
8280 Greensboro Drive
McLean, VA  22102

            Re:         Registration Statement on Form S-3

Ladies and Gentlemen:

            We have acted as counsel for Deltek Systems, Inc., a Virginia corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-3, File No. 333-60457, as amended by Amendment No. 1 thereto dated as of September 25, 1998 and Amendment No. 2 thereto dated as of October 28, 1998 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to an aggregate of 646,751 shares (the "Selling Shareholder Shares") of the Company's common stock, $.001 par value per share, to be offered and sold by certain securityholders of the Company (the "Selling Shareholders").

            In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants for, the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents, records, agreements, certificates, authorizations, proceedings, statutes and judicial decisions as we have deemed relevant and necessary to examine for the purpose of this opinion, including the Registration Statement, the Articles of Incorporation of the Company, as amended, the By-laws of the Company, as amended, resolutions adopted by the Board of Directors of the Company, and form of certificate representing the securities.

            In connection with this opinion, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.




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Deltek Systems, Inc.
October 28, 1998
Page 2

            Based upon and subject to the foregoing, it is our opinion that:

            (1) The Company is a corporation duly incorporated and existing under the laws of the State of Virginia.

            (2) The 646,751 Selling Shareholder Shares covered by the Registration Statement have been duly authorized and reserved for issuance, (including 130,000 shares when issued and sold in accordance with the terms of the SalesKit Warrants (as such term is defined in the Registration Statement) and 4,230 shares when issued and sold in accordance with the terms of the Brehm Options (as such term is defined in the Registration Statement)) when sold by the Selling Shareholders in accordance with the Prospectus, will be duly authorized, legally issued, fully paid and non-assessable shares of Common Stock.

            We hereby consent to the reference to our name in the Registration Statement under the caption "Legal Matters" and further consent to the inclusion of this opinion as Exhibit 5 to the Registration Statement.

                                                       Yours very truly,

                                                       /s/  HAZEL & THOMAS, P.C.

                                                       Hazel & Thomas, P.C.



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